Exhibit 99
THE MIDLAND COMPANY
7000 MIDLAND BOULEVARD
AMELIA, OHIO 45102-2607
(513) 943-7100
MAILING ADDRESS
P.O BOX 1256
CINCINNATI, OHIO 45201

For Immediate Release	February 16, 2006
Contact:
John I. Von Lehman, Executive Vice President and CFO
(513) 943-7100
The Midland Company Reports Strong
Fourth Quarter and Record Full-Year Results
•     Strong Earnings of $1.03 Per Share for Fourth Quarter
•     Record Earnings of $3.37 Per Share for Full Year
•     Solid Underwriting Results Drive Record Earnings
Cincinnati, OH, February 16, 2006 — The Midland Company (Nasdaq: MLAN), a highly focused provider of specialty insurance products and services, today reported fourth quarter 2005 net income of $20.0 million, or $1.03 per share, including 3 cents in realized capital gains, compared with $23.6 million, or $1.22 per share, which included 14 cents in realized capital gains, in the fourth quarter of 2004. All per share amounts are presented on an after-tax, diluted basis.
Net income before realized capital gains* for the quarter was $19.4 million, or $1.00 per share. This compares to net income before realized capital gains* for the fourth quarter of 2004 of $20.9 million, or $1.08 per share. The company believes that this non-GAAP financial measure provides a clearer picture of the underlying operating activities than the GAAP measure of net income, as it removes potential issues such as timing of investment gains (or losses) and allows readers to individually assess these components of net income.
John W. Hayden, Midland’s president and chief executive officer, said, “Our fourth quarter results provide a clear indication of the fundamental strength of our business. Even after absorbing higher than normal catastrophe losses during the quarter, we were able to post an exceptional 91.2 percent property and casualty combined ratio. This compares to a combined ratio of 89.0 percent in the fourth quarter of 2004, during which we experienced more favorable weather patterns. More importantly, our combined ratio excluding catastrophe losses was over four full percentage points better than last year’s fourth quarter result. This is the truest indication of our underlying underwriting expertise and discipline.
“American Modern produced strong underwriting results in each of its major product segments. The residential property product segment, which includes manufactured housing and site-built dwelling, continues to produce strong underwriting results. The manufactured housing combined ratio for the fourth quarter was 90.9 percent while the site-built dwelling combined ratio remained solid at 92.4 percent. We continue to be very gratified with the underwriting results from our residential property products and believe these results underscore our position as a market leader in these lines.”
“We were also very pleased with the underwriting profits in our recreational casualty, financial institutions and commercial lines business segments. Our watercraft, recreational vehicle, motorcycle and excess and surplus lines all posted combined ratios below 94 percent for the quarter. Underwriting profit in each of our broad specialty product segments combined with the benefits realized from our comprehensive reinsurance program contributed to our strong fourth quarter,” Hayden explained.

Midland Company Reports Strong Fourth Quarter and Record Full-Year Results
February 16, 2006
Midland also announced that reported results include the impact of expensing stock options, 1 cent per share for the quarter and 6 cents per share for the full year. The company adopted accounting guidance to expense stock options in the fourth quarter 2005, and the results from prior 2005 quarters have been restated to reflect the change.
Midland’s wholly owned insurance subsidiary, American Modern Insurance Group, specializes in providing insurance products and services for specialty markets such as manufactured housing, site-built homes, motorcycles, watercraft, snowmobiles, recreational vehicles, collector cars and credit life and a variety of related financial institution credit insurance products. American Modern’s products and services are offered through diverse distribution channels.
Record Full Year Results
Midland again reported record earnings for the full year ended December 31, 2005. Net income for the year was $65.3 million, or $3.37 per share, including 21 cents in net realized capital gains. That compares with the previous record set in 2004 of net income of $54.2 million, or $2.83 per share, including 34 cents in net realized capital gains. Net income before net realized capital gains* for the full year was also a record $61.3 million, or $3.16 per share, compared to the previous record set last year of $47.8 million, or $2.49 per share. “We continue to be well-served by our core operating strategies, which have produced a record level of earnings for two consecutive years,” Hayden added.
Record Results Despite Above Normal Levels of Catastrophe Losses
“We are particularly gratified to deliver record results in a year which produced substantially higher than normal catastrophe losses. Hurricane Katrina, the costliest storm in U.S. history, along with hurricanes Rita and Wilma conspired to produce higher than normal catastrophe losses in 2005. We estimate that these higher than normal catastrophe losses, after considering reinsurance recoveries and the cost of purchasing third and fourth event covers, reduced earnings by approximately 46 cents per share.” Hayden also indicated that the storm losses have generally developed in a manner consistent with the company’s expectations.
“Our comprehensive reinsurance program, disciplined exposure management and claim expertise certainly softened the impact of these events, and again provided clear evidence of our sound business fundamentals,” Hayden said. “We have long-standing relationships with our reinsurance partners and were delighted to see nearly all of them participate in our 2006 reinsurance program.”
“During 2005, our exposure management disciplines were once again an essential part of our proactive risk management strategy. We continued to make prudent underwriting decisions in order to achieve an appropriate balance of exposure. This was particularly true in our watercraft line, where deliberate action has been taken to moderate exposures in coastal areas. Over the last 10 years, we have reduced our property exposures in specific coastal states by approximately 30 percent. During this time, new manufactured housing shipments to these states have constituted over half of all shipments nationwide. We have benefited by broadening our product platform to include products that do not carry the same level of catastrophe risk, such as motorcycle. These actions provide clear evidence of our exposure management discipline in action and validation of our ‘profit before growth’ mantra. We believe these strategies leave us well positioned for profitable future growth.”
Manufactured Housing Delivers Consistently Strong Underwriting Results
“Manufactured housing, our single largest product line, again delivered strong underwriting results despite these higher than normal catastrophe losses,” Hayden said. American Modern’s manufactured housing combined ratio for the full year was 94.4 percent, bettering an already solid 94.9 percent result for the full year 2004. Excluding catastrophe losses, the combined ratio improved 1.3 percentage points further to an outstanding 84.7 percent result for the year. This manufactured housing combined ratio, excluding catastrophe losses, clearly indicates rate adequacy and underwriting discipline in the manufactured housing line.

Midland Company Reports Strong Fourth Quarter and Record Full-Year Results
February 16, 2006
Motorcycle Line Achieves Underwriting Profit, Continues Remarkable Improvement
“Two years ago, improving the results from our motorcycle line was the ‘the single most critical thing’ in our organization. Last year, we reported a dramatic improvement in these results as the combined ratio decreased nearly 30 points from 131.7 percent in 2003 to 102.3 percent in 2004. As we began 2005, our goal was to ‘break-even’ in motorcycle. We are very happy to report that for the second consecutive year, we significantly surpassed our goal, posting an excellent combined ratio of 91.1 percent for 2005. After considering fee income and investment income, this line produced an after-tax profit of 22 cents per share in 2005! This is clear evidence of the hard work contributed by both our business partners and our associates, along with our ability to harness tremendous energy around a common goal,” Hayden said.
“As we move into 2006, we will now focus that energy around growing this line, and growing it profitably,” Hayden added. “We have now achieved rate adequacy in this line and are not anticipating an overall rate increase during 2006. We will, however, continue to execute our rate segmentation strategy and are optimistic that our strategies will translate to moderate growth in motorcycle premium in 2006 and support higher levels of growth in the years to come.”
Property and Casualty Premiums
In the fourth quarter, American Modern’s total property and casualty gross written premiums were $164.6 million, compared to $166.7 million, a decrease of 1.2 percent. Net written premiums were $135.8 million for the quarter, compared to $156.2 million in last year’s fourth quarter. Hayden indicated the decrease in net written premium was from the purchase of fourth event reinsurance cover coupled with growth in several accounts where premium is ceded back to the producing agent. Manufactured housing premiums for the quarter were $74.9 million, down 2.0 percent from last year’s fourth quarter of $76.4 million.
For the full year, American Modern’s total property and casualty gross written premiums were $697.9 million, down 3.4 percent from the year-ago level. Manufactured housing premiums were $331.5 million for the year, compared to $334.1 in 2004, a decrease of 0.8 percent.
Hayden commented, “While these premium results are not what we are aspiring to achieve, they are not as disappointing as they might appear on the surface. They reflect a stubborn devotion to our ‘profit before growth’ mantra, and are not necessarily a harbinger of things to come.
“While our top-line was pressured in 2005 by the continued decline associated with several large manufactured housing lender accounts that are no longer making new manufactured housing loans, several deliberate exposure management actions and a more normal run rate on a collateral protection book of business we assumed in 2004, we did experience double digit premium growth in our recreational vehicle and excess and surplus lines product segments.
“We have made significant investments in our sales and our marketing efforts. We have continued to add muscle to our sales organization, adding more feet on the street, delivering extensive training, and providing a very novel ‘road show in a box’ concept for our producers. We have also devoted significant energy around raising our brand and market awareness, and have already seen positive signs that the full breadth and depth of our specialty product offering are becoming more fully recognized in the marketplace. We continue to invest in our award-winning modernLINK technology. We believe the easy to use technology will differentiate American Modern from its competition. In short, we look forward to harvesting the benefit of these investments in the years to come and remain confident in our ability to grow the top-line over the long term.”
Investment Portfolio
For the year, net pre-tax investment income was $40.5 million, up 9.0 percent from $37.2 million in 2004. The market value of Midland’s investment portfolio was $947.1 million at December 31, 2005, compared with $971.4 million at year-end 2004. Net pre-tax investment income (excluding capital gains/losses) was $10.3 million for the fourth quarter compared with $10.1 million in 2004’s fourth quarter. The annualized pre-tax equivalent yield, on a cost basis, of the

Midland Company Reports Strong Fourth Quarter and Record Full-Year Results
February 16, 2006
fixed income portfolio was 5.4 percent in 2005 compared with 5.3 percent in 2004. The fixed income portfolio has an average credit quality of ‘AA.’
After-tax net realized investment gains from the investment portfolio totaled 21 cents per share in 2005 compared with 34 cents per share in 2004. There were no write-downs or other-than-temporary impairments related to the investment portfolio in 2005 or 2004.
Record Profit Leads to Record Book Value Per Share
Midland’s shareholders’ equity increased to a record $484.4 million, resulting in a record book value per share of $25.54 at December 31, 2005, up 11.1 percent from $22.98 per share last year. The company’s book value per share has grown at a compounded annual rate of 11.5 percent over the last 10 years.
“Midland’s record of long-term performance is reflected in our A+ rating from independent firms, such as A.M. Best, our inclusion in the Ward’s Top 50 list of top performing property and casualty insurers and in our history of increasing shareholder value,” Hayden said. “Our common stock continues to outperform the broader market and virtually every relevant index for the 5-, 10-, 15- and 20-year periods ended December 31, 2005. In January 2006, our Board of Directors reiterated its confidence in our future by boosting the indicated annual dividend 8.9 percent to an annualized rate of 24.5 cents per share. This is the 20th consecutive year that Midland has increased its annual dividend.”
M/G Transport Group Posts Strong Year
M/G Transport, Midland’s transportation subsidiary, contributed an after-tax profit of 16 cents per share for the full-year 2005, up from 6 cents per share in 2004. “M/G has focused its resources around shorter, more profitable moves. This strategy has tempered the top line, but considerably benefited the bottom line. In addition, freight rates improved significantly during the year and we expect this favorable rate environment to continue in 2006,” Hayden said.
2006 Reinsurance Program
“We have successfully placed our catastrophe reinsurance program for 2006. Our 2006 reinsurance structure is similar to the 2005 program, with a $3.0 million increase in retention, from $7 million to $10 million, and the purchase of an additional $40 million protection on top of our previous $110 million cover. It should be noted after the volatile weather patterns of 2005, that we will absorb a significant increase in our base reinsurance cost in 2006, nearly doubling that of 2005. This increase, along with the additional cover, will adversely impact our 2006 earnings per share by approximately 42 cents. We have already begun efforts to recoup these costs through appropriate rate increases and/or product changes. However, this is a process that takes some time, including additional time after state approvals to get the new rates and product changes in place into the renewal book and earned premium. These efforts will likely produce minimal benefit to our 2006 bottom line, and likely will not be fully realized until 2007.
2006 Outlook
“We are expecting a similarly solid underwriting performance from our specialty products in 2006 but will have to absorb a significant increase in our reinsurance costs. We will likely recoup only a small portion of these additional reinsurance costs in the form of product and/or rate changes during 2006, despite our very best efforts to do so. Given these conditions and assuming normal weather patterns, we anticipate a full year 2006 property and casualty combined ratio in the range of 93.5 to 95.0 percent,” Hayden said. “Based upon these levels of underwriting profit, and assuming mid-single digit investment income growth, we anticipate full year 2006 net income in the range of $2.85 to $3.15 per share, assuming no realized capital gains or losses.
“With respect to the top-line, we anticipate low to mid-single digit premium growth (on a percentage basis) in 2006, over the 2005 levels. While we anticipate that we will begin realizing benefits from our sales and marketing initiatives, these benefits will be somewhat offset by the continued decline in premium volume associated with several large manufactured housing lender accounts.

Midland Company Reports Strong Fourth Quarter and Record Full-Year Results
February 16, 2006
“American Modern is a recognized leader in specialty insurance products and services and has a strong 40-year tradition in the industry,” Hayden said. “We once again demonstrated our value and sound business fundamentals in 2005 and expect to carry this momentum into 2006.”
About the Company
Midland, which is headquartered in Cincinnati, Ohio, is a provider of specialty insurance products and services through its wholly owned subsidiary, American Modern Insurance Group, which accounts for approximately 95 percent of Midland’s consolidated revenue. American Modern specializes in writing physical damage insurance and related coverages on manufactured housing and has expanded to other specialty insurance products including coverage for site-built homes, motorcycles, watercraft, snowmobiles, recreational vehicles, physical damage on long-haul trucks, extended service contracts, excess and surplus lines coverages, credit life and related products as well as collateral protection and mortgage fire products sold to financial institutions and their customers. Midland also owns a niche transportation business, M/G Transport Group, which operates a fleet of dry cargo barges for the movement of dry bulk commodities on the inland waterways. Midland’s common stock is traded on the Nasdaq National Market under the symbol MLAN. Additional information on the company can be found on the Internet at www.midlandcompany.com.
*Non-GAAP Measure and Reconciliation to GAAP Measure
Net income before realized capital gains is a non-GAAP measure. Items excluded from this measure are significant components in understanding and assessing financial performance. The company believes that this non-GAAP financial measure provides a clearer picture of the underlying operating activities than the GAAP measure of net income, as it removes potential issues such as timing of investment gains (or losses) and allows readers to individually assess these components of net income.
Reconciliation to GAAP:

	Fourth Quarter		Full-Year
	2005	2004	2005	2004
Dollars in Millions (After-tax):
Net Income Before Realized Capital Gains*	$19.4	$20.9	$61.3	$47.8
Net Realized Capital Gains	.6	2.7	4.0	6.4

Net Income (GAAP)	$20.0	$23.6	$65.3	$54.2

	2005	2004	2005	2004
Per Share Amounts (After-tax, Diluted):
Net Income Before Realized Capital Gains*	$1.00	$1.08	$3.16	$2.49
Net Realized Capital Gains	0.03	.14	0.21	0.34

Net Income (GAAP)	$1.03	$1.22	$3.37	$2.83

Forward Looking Statements Disclosure
Certain statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These statements include certain discussions relating to underwriting, premium and investment income volume, business strategies, profitability and business relationships, as well as any other statements concerning the year 2006 and beyond. The forward-looking statements involve risks, uncertainties and other factors that may cause results to differ materially from those anticipated in those statements. Factors that might cause results to differ from those anticipated include, without limitation, adverse weather conditions, changes in underwriting results affected by adverse economic conditions, fluctuations in the investment markets, changes in the retail marketplace, changes in the laws or regulations affecting the operations of the company or its subsidiaries, changes in the business tactics or strategies of the company, its subsidiaries or its current or anticipated business partners, the financial condition of the company’s business partners, acquisitions or divestitures, changes in market forces, litigation and the other risk factors that have been identified in the company’s filings with the SEC, any one of which might materially affect the operations of the company or its subsidiaries. Any forward-looking statements speak only as of the date made. We undertake no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made.

The Midland Company Reports Strong Fourth Quarter and Record Full Year Results
February 16, 2006
THE MIDLAND COMPANY
FINANCIAL HIGHLIGHTS
(UNAUDITED)

	Three-Months Ended			Twelve-Months Ended
	December 31,			December 31,
	2005	2004	% Change	2005	2004	% Change
Revenues	$183,483	$204,756	-10.4%	$733,430	$783,841	-6.4%

Net Income	$20,001	$23,642		$65,326	$54,238

Net Income per Share (Diluted)	$1.03	$1.22		$3.37	$2.83

Dividends Declared per Share	$0.05625	$0.05125	9.8%	$0.22500	$0.20500	9.8%

Market Value per Share	$36.04	$31.27	15.3%	$36.04	$31.27	15.3%

Book Value per Share	$25.54	$22.98	11.1%	$25.54	$22.98	11.1%

Shares Outstanding	18,964	18,807		18,964	18,807

AMIG’s Property and Casualty Operations:
Direct and Assumed Written Premium	$164,636	$166,715	-1.2%	$697,930	$722,394	-3.4%

Net Written Premium	$135,848	$156,217	-13.0%	$619,267	$671,985	-7.8%

Combined Ratio (GAAP)	91.2%	89.0%		93.8%	96.4%

Combined Ratio (GAAP) - Excluding Catastrophe Losses	83.7%	87.8%		86.4%	90.0%

Note:
Dollar amounts in thousands except per share data.
Unless indicated otherwise, the financial information presented above is based on GAAP.

The Midland Company Reports Strong Fourth Quarter and Record Full Year Results
February 16, 2006
THE MIDLAND COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three-Months Ended		Twelve-Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Revenues:
Premiums earned	$158,638	$174,234	$631,864	$677,584
Net investment income	10,272	10,103	40,519	37,165
Net realized investment gains	884	4,207	6,262	9,933
Other insurance income	3,058	3,534	12,600	13,780
Transportation	10,631	12,678	42,185	45,379

Total	$183,483	$204,756	$733,430	$783,841

Costs and Expenses:
Losses and loss adjustment expenses	65,210	71,923	286,662	348,611
Commissions and other policy acquisition costs	51,001	54,686	198,585	201,155
Operating and administrative expenses	29,009	30,104	112,329	108,536
Transportation operating expenses	8,423	12,176	36,986	43,266
Interest expense	1,114	1,283	5,967	5,169

Total	$154,757	$170,172	$640,529	$706,737

Income Before Federal Income Tax	28,726	34,584	92,901	77,104
Provision for Federal Income Tax	8,725	10,942	27,575	22,866

Net Income	$20,001	$23,642	$65,326	$54,238

Basic Earnings per Common Share:	$1.06	$1.26	$3.46	$2.91

Diluted Earnings per Common Share:	$1.03	$1.22	$3.37	$2.83

Dividends per Common Share	$0.05625	$0.05125	$0.22500	$0.20500

Note:
Dollar amounts in thousands except per share data.
Twelve Months Ended December 31:
Basic earnings per common share have been computed by dividing net income by 18,894 shares in 2005 and 18,618 shares in 2004.
Diluted earnings per common share have been computed by dividing net income by 19,407 shares in 2005 and 19,190 shares in 2004.
Three Months Ended December 31:
Basic earnings per common share have been computed by dividing net income by 18,944 shares in 2005 and 18,789 shares in 2004.
Diluted earnings per common share have been computed by dividing net income by 19,446 shares in 2005 and 19,429 shares in 2004.
The diluted earnings per share calculations comprehend outstanding stock options and restricted stock awards.

The Midland Company Reports Strong Fourth Quarter and Record Full Year Results
February 16, 2006
THE MIDLAND COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	December 31,
	2005	2004
ASSETS
Cash and Marketable Securities	$950,464	$978,296
Receivables — Net	269,862	201,705
Property, Plant and Equipment — Net	89,888	68,312
Deferred Insurance Policy Acquisition Costs	88,374	90,423
Other	29,525	25,949

Total Assets	$1,428,113	$1,364,685

LIABILITIES AND SHAREHOLDERS’ EQUITY
Unearned Insurance Premiums	$395,007	$390,447
Insurance Loss Reserves	254,660	232,915
Long—Term Debt	91,766	82,729
Short—Term Borrowings	20,005	33,177
Deferred Federal Income Tax	38,350	47,604
Other Payables and Accruals	143,948	145,537
Shareholders’ Equity	484,377	432,276

Total Liabilities and Shareholders’ Equity	$1,428,113	$1,364,685

Market Value per Common Share	$36.04	$31.27

Book Value per Common Share	$25.54	$22.98

Common Shares Outstanding	18,964	18,807

Note: Amounts in thousands except per share data.